Exhibit 5


                           Law Offices
                          McAfee & Taft
                    A Professional Corporation
                Tenth Floor, Two Leadership Square
                        211 North Robinson
                Oklahoma City, Oklahoma 73102-7101
                          (405) 235-9621
                        Fax (405) 235-0439


                          June 11, 1999






Fleming Companies, Inc.
6301 Waterford Boulevard
Post Office Box 26647
Oklahoma City, Oklahoma 73126


Gentlemen:

          Reference is made to your Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission today with respect to 2,700,000 shares of common stock, $2.50 par value per share (the "Common Stock") to be issued pursuant to the Fleming Companies, Inc. 1999 Stock Incentive Plan (the "Plan").

          We have examined your corporate records and made such other investigations as we deemed appropriate for the purpose of this opinion.

          Based upon the foregoing, we are of the opinion that:

          1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Oklahoma.

          2. The issuance of the Common Stock has been duly authorized by appropriate corporate action on behalf of the Company.

          3. When issued pursuant to the Plan, the Common Stock will be validly issued, and will be fully paid and non-assessable.

          We hereby consent to the inclusion of this opinion as an exhibit to the above mentioned Registration Statement.

                                Very truly yours,

                                MCAFEE & TAFT A PROFESSIONAL CORPORATION
                                McAfee & Taft A Professional Corporation